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                                   EXHIBIT 99

               [FIRST FEDERAL FINANCIAL SERVICES CORP LETTERHEAD]

                              N E W S  R E L E A S E
                              ----------------------

Gary G. Clark, C.E.O.                                   FOR IMMEDIATE RELEASE
FirstFederal Financial Services Corp                    ---------------------
135 East Liberty Street                                 July 8, 1997
Wooster, OH  44691                                      ------------
Phone: (330) 264-8001

                      FIRSTFEDERAL FINANCIAL SERVICES CORP
                         COMPLETES TWO ACQUISITIONS AND
                          CONVERSION TO A NATIONAL BANK

                    -    PURCHASE OF SUMMIT BANK, N.A. COMPLETED

                    -    PURCHASE OF ALLIANCE CORPORATE RESOURCES, INC.
                         COMPLETED

                    - CONVERSION TO NATIONAL BANK COMPLETED - NAME CHANGE ANNOUNCED

         Wooster, Ohio - - - FirstFederal Financial Services Corp (NASDAQ-FFSW, FFSWP, FFSWO,)("FirstFederal") today announced that it has completed the acquisition of Summit Bancorp ("Summit"), and that its subsidiary, First Federal Savings and Loan Association of Wooster, Ohio, ("Bank") has completed the acquisition of Alliance Corporate Resources, Inc. ("Alliance"). FirstFederal also announced that its conversion to a bank holding company and First Federal Savings and Loan Association of Wooster's conversion to a national bank are complete and that the Bank's new name is Signal Bank, N.A.

         Gary G. Clark, Chief Executive Officer of FirstFederal stated that, "The completion of these acquisitions is important to furthering the strategy of diversifying our earnings stream. Summit has already contributed in the growth and sophistication of our commercial lending function, while Alliance brings us the expertise in technology leasing that will complement our commercial lending services and assist all FirstFederal affiliates with their technology needs."

                                   - m o r e -

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         The Summit transaction, announced December 31, 1996, was completed on
July 8, 1997 with FirstFederal issuing approximately 549,000 shares of common stock in exchange for the 235,000 shares of Summit outstanding. Summit, which operates two offices in Summit County, had approximately $89 million in total assets and approximately $70 million in total deposits as of June 30, 1997. The transaction is expected to be modestly accretive to FirstFederal earnings per share within its first full year.

         FirstFederal had announced a definitive agreement to acquire Alliance on March 11, 1997, and that business combination closed on July 1, 1997. Alliance originates lease financing of information technology equipment and provides services to help manage information technology from acquisition through disposition through its office locations in Columbus, Ohio and Richmond, Virginia. The transaction is expected to be immediately accretive to FirstFederal earnings per share.

         As was previously announced, FirstFederal had received Federal Reserve Bank approval to convert to a bank holding company on June 3, 1997. This conversion became effective on July 3, 1997 along with the Bank's conversion to a national bank. In order to reflect the ongoing diversification of the Bank's business as well as its conversion to a national bank, the name of the Bank was changed to Signal Bank, N.A. "Our new name reflects our promising future as a national bank," commented Clark. He continued, "And yet we remain dedicated to providing the same unparalleled commitment to our customers, communities and employees." The conversion to a national bank and name change will not affect any business relationship that the Bank has with any of its customers.

         FirstFederal Financial Services Corp is the holding company for three financial service companies: Mobile Consultants, Inc., a broker and servicer of manufactured housing finance contracts, which does business in 37 states, Signal Bank, N.A., a community bank offering a full-range of financial services

                                   - m o r e -

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through its 20 offices in the north central Ohio counties of Wayne, Ashland,
Medina, Richland and Knox, and Summit Bank, N.A., a community bank specializing in financial services for small- to middle-market companies and private banking in the cities of Akron and Hudson, located in Summit County. In addition to banking services and the services of Alliance, Signal Bank, N.A. owns and operates an insurance agency, H.F.S. Agency, Inc. and an investment subsidiary, Home Financial Services, which offers a full line of investment products. Signal Bank, N.A. also owns Signal Finance Co., a consumer and commercial finance company, and a mortgage loan production subsidiary, First Federal Mortgage Services Corp, with offices in Canton and Stow, Ohio and Professional Appraisal Services Corp, a real estate appraising and consulting firm.

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